Exhibit 23.4

Consent of Wood Mackenzie

Wood Mackenzie hereby consents to the use of any data included in the Registration Statement on Form S-1 of Era Group Inc., and any and all amendments and supplements thereto (the “Registration Statement”), which references Wood Mackenzie as the source of such data and all references to Wood Mackenzie included in such Registration Statement.

/s/ Douglas Montgomery
Name: Douglas Montgomery Title: Head of Sales and Marketing

Houston, Texas

October 12, 2011